Exhibit 99.1
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CONTINUED AMEX LISTING RULE
February 14, 2008 — New York United States of America — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX: CNR) announced today that the Company has been advised by the American Stock Exchange that in connection with its continued non compliance with Section 121(A)(1) and Section 121(B)(2)a of the continued listing standards of the AMEX Company Guide, which was previously disclosed by the Company, its listing is being continued until April 4, 2008.
As previously disclosed the Company has submitted a plan to the Staff of the Exchange and the Exchange has determined that the Company has made a reasonable demonstration of its ability to regain compliance with the continued listing standards by the end of the plan period. The Exchange has determined that the end of the plan period is to be April 4, 2008.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com